EXHIBIT 99.1

Encore Acquisition Company Announces Changes to Its Board of Directors

FORT WORTH, Texas, April 29, 2004 (Business Wire) -Encore Acquisition Company (NYSE:EAC) announced today that Martin C. Bowen and John V. Genova have been elected to Encore’s Board of Directors. All of Encore’s previous directors have been re-elected, with the exception of Arnold L. Chavkin, who did not stand for re-election. With the addition of Bowen and Genova, the number of Company directors increases to eight. The term of all eight board members will expire at the annual meeting of stockholders in 2005.

Since 1993, Bowen has been vice president and chief financial officer of Fine Line Inc., a private holding company. He also serves on the Board of Directors of AZZ Inc. and several privately held companies. In addition, he is a director and executive committee member of the Southwestern Exposition and Livestock Show, a director of the Fort Worth Chamber of Commerce and a council member of the World Wildlife Fund. Bowen holds a Bachelor of Business Administration in Finance from Texas A&M University, a Bachelor of Foreign Trade from the American Graduate School of International Management, and a J.D. from Baylor University School of Law.

Genova has been executive vice president-Refining and Marketing of Holly Corporation since January 2004. From April 2002 to January 2004, Genova served as executive assistant to the chairman and general manager, Corporate Planning of ExxonMobil Corporation. From December 1999 to February 2002, he served as director of International Gas Marketing of ExxonMobil International Limited. From January 1999 to December 1999, he served as vice president of the Gas Department of Exxon Company, International. Genova holds a Bachelor of Science degree in Chemical and Petroleum Refining Engineering from Colorado School of Mines.

“We are pleased that Martin Bowen and John Genova have agreed to join Encore’s board,” commented Jon Brumley, chairman and CEO. “Martin Bowen is a prominent leader in Fort Worth with proven business acumen and exceptional strategic skills. John Genova’s background with ExxonMobil and current role at Holly Corporation will provide Encore with a more global perspective of commodity market developments, such as the growing influence of the LNG markets on U.S. natural gas prices. All of us on the board are excited that these two gentlemen would serve on our board.”

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Salt Basin of Louisiana, and the Barnett Shale near Fort Worth, Texas; and the Rocky Mountains.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812